PHOTRONICS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 29,	July 31,	July 29,	July 31,
	2012	2011	2012	2011
Reconciliation of GAAP to Non-GAAP Net Income
Attributable to Photronics, Inc.

GAAP net income attributable to Photronics, Inc.	$10,950	$11,265	$24,035	$6,938

(a) Debt extinguishment loss and net interest impact, net of tax	-	4,973	-	35,486

(b) Consolidation and restructuring charges, net of tax	7	-	1,182	-

(c) Impact of warrants, net of tax	-	(221)	(94)	599

Non-GAAP net income attributable to Photronics, Inc.	$10,957	$16,017	$25,123	$43,023

Reconciliation of GAAP to Non-GAAP Net Income
Applicable to Common Shareholders

Weighted average number of diluted shares outstanding

GAAP	76,436	76,744	76,460	57,724

(d) Non-GAAP	76,436	76,692	76,435	70,559

Net income per diluted share

GAAP	$0.16	$0.16	$0.37	$0.12

Non-GAAP	$0.16	$0.23	$0.39	$0.66

(a)	Represents extinguishment charges during the three and nine months ended July 31, 2011 related to the repurchase of $5.0 million and $35.4 million, respectively, of the Company's 5.50% convertible senior notes due in October 2014, and net interest impact on convertible transactions.

(b)	Represents consolidation and restructuring charges primarily related to restructuring in Singapore.

(c)	Represents financing expenses related to warrants, which are recorded in other income (expense).

(d)	Excludes the 2011 impact of shares issued on June 13, 2011 (0.4 million shares during the three months ended July 31, 2011 and 0.1 million shares during the nine months ended July 31, 2011), primarily related to the issuance of common stock in exchange for $5.0 million of the Company's 5.5% convertible senior notes due in October 2014.